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FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES                      EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE



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

                                           For Nine Months Ended September 30,

                                                   1999          1998
                                                -----------   -----------
Net Income                                      $19,144,479   $15,951,740
                                                ===========   ===========
Computation of average
shares outstanding

    Shares outstanding at
    beginning of year                             8,697,261     8,144,461

    Additional shares deemed
    outstanding because of
    stock dividends                                    --         516,035

    Additional shares deemed
    outstanding because of
    stock splits                                  8,758,499     8,674,960

    Shares issued during the
    year times average time
    outstanding during the year                      68,856        14,464
                                                -----------   -----------
Average basic shares outstanding                 17,524,616    17,349,920
                                                -----------   -----------
Dilutive shares                                      84,467       217,581
                                                -----------   -----------
Average diluted shares outstanding               17,609,083    17,567,501
                                                -----------   -----------
Basic earnings per share                        $      1.09   $      0.92
                                                ===========   ===========

Diluted earnings per share                      $      1.09   $      0.91
                                                ===========   ===========
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